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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus Supplement of Banc of America Mortgage Securities, Inc., relating to the Mortgage Pass-Through Certificates, Series 2005-2, of our report, dated June 25, 2004, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. (subsequently renamed Assured Guaranty Corp.) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.


/s/ PricewaterhouseCoopers LLP

New York, New York
February 22, 2005